AMENDMENT NUMBER 1

to the

DECLARATION OF TRUST

of

OPPENHEIMER ROCHESTER GENERAL MUNICIPAL FUND

This Amendment Number 1 is made as of September 22, 2010, to take effect December 6, 2010, to the Declaration of Trust of Oppenheimer Rochester General Municipal Fund (the "Trust"), dated as of November 2, 2007, by the duly authorized individual executing this amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer Rochester General Municipal Fund as a trust under the laws of the Commonwealth of Massachusetts, under a Declaration of Trust dated November 2, 2007; and

WHEREAS, the Trustees, acting pursuant to Section 11.1 of ARTICLE XI, of the Trust’s Declaration of Trust desire to make a permitted change to said Declaration of Trust without shareholder approval, to change the name of the Trust from “Oppenheimer Rochester General Municipals” to “Oppenheimer Rochester Intermediate Term Municipal Fund” and have authorized the undersigned officer to execute this amendment on their behalf.

NOW, THEREFORE, ARTICLE I of the Declaration of Trust is amended by deleting Section 1 of ARTICLE I in its entirety and replacing it with the following:

Section 1. Name. This Trust shall be known as “Oppenheimer Rochester Intermediate Term Municipal Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Acting pursuant to Section 11.1 of ARTICLE XI, the undersigned signs this amendment by and on behalf of the Trustees.

/s/Taylor V. Edwards

_________________________

Taylor V. Edwards, Assistant Secretary